Exhibit 99.1

Company Contact:	IR Agency Contact:
Investor Relations	Christiane Pelz
408-952-8402	415-433-3777
investorrelations@raesystems.com	CPelz@lhai.com
RAE Systems Reports Second Quarter 2007 Results
- Reports Revenue of $20.1 Million, Up 26% from Second Quarter 2006 -
- Company Reaffirms Revenue Guidance of $90 Million to $95 Million for Full Year 2007 -
SAN JOSE, Calif. – August 6, 2007 – RAE Systems Inc. (AMEX: RAE), a leading global developer and manufacturer of rapidly deployable, multi-sensor chemical and radiation detection monitors and networks for industrial applications and homeland security, today reported financial results and business highlights for the second quarter and six months ended June 30, 2007.
2007 Second Quarter Financial Results
For the second quarter of 2007, RAE Systems reported revenue of $20.1 million, a 26 percent increase when compared with revenue of $15.9 million for the same quarter in 2006, and an 11 percent increase over first quarter 2007 revenue of $18.0 million. The growth reflects increased sales from all markets, especially Asia which includes the contribution from RAE Fushun formed in late December 2006.
Gross margin for the quarter was 50 percent, compared with 53 percent for the second quarter of 2006. The company’s target gross margin for the second half of 2007 is in the range of 50 percent to 55 percent.
For the second quarter of 2007, total operating expenses were $12.3 million, compared with $8.9 million for the second quarter of 2006.
The net loss for the second quarter of 2007 was $2.5 million, or $0.04 per share, compared with a net loss of $54,000, or less than $0.01 per share for the second quarter of 2006.

2007 Year-to-date Financial Results
Year-to-date revenue was $38.1 million and $28.3 million for the six months ended June 30, 2007 and 2006, respectively. This is a year-over-year increase of $9.8 million, or 34 percent. Our net loss for the six months ended June 30, 2007 was $4.8 million, or $0.08 per share, compared with $1.1 million or $0.02 per share for the six month period ended June 30, 2006.
Robert Chen, RAE Systems chief executive officer said, “Although we were disappointed with the financial results, we achieved a number of significant milestones. We prevailed in our Polimaster arbitration, solidifying our ability to sell our gamma and neutron radiation detection products. We continue to be a leader in sensor technology and introduced two new products using our next generation of patented photoionization detection. Additionally, we helped RAE Fushun secure China mine safety certification for many of its products to increase its contribution to our China growth strategy. Our management team remains focused on delivering strong second half results. We remain confident and are reaffirming that we expect revenue to be in the range of $90 million to $95 million and earnings per share to be positive for the year.”
Second Quarter 2007 New Product and Business Highlights
New product highlights:
•	Introduced MiniRAE 300 and ppbRAE 3000, third generation, photo-ionization detectors (PID) at the American Industrial Hygiene Conference and Exposition. These volatile organic compound detection products expanded on the company’s PID patents and used extensive customer feedback to provide instruments for use in environmental, industrial safety and emergency response applications. Both instruments feature a rapid 3-second response time, are IP-67 rated, enabling submersion in water for cleaning and decontamination, have built-in wireless capabilities for up to a 2-mile line of sight transmission, and a number of other key features.

Americas business highlights:
•	Received an order for AreaRAE Steel wireless platform for worker safety applications on off-shore oil platforms along the U.S. Gulf Coast. Products were deployed at several high profile events including the Long Beach, California Grand Prix, the National Basketball Association Finals, and the Tall Ships Exhibition in Newport, Rhode Island. The company received a homeland security order for its NeutronRAE radiation detectors.
Europe and Middle East business highlights:
•	Received orders for single gas hydrogen sulfide detectors and AreaRAE Rapid Deployment kits from both the North African and Caspian Sea oil producing regions.

•	Increased sales for QRAE II, which was introduced earlier this year and is the world’s first lead-free oxygen sensor that complies with Europe’s “reduction of hazardous materials” directives.
Asia business highlights:
•	Obtained certification for a number of RAE Fushun’s new products to meet China’s 2007 mine safety standards. These newly certified products include:
•	Carbon Monoxide and Methane gas detectors to detect and warn when there are toxic gases and breathing protection is required;

•	Methane pumps to clear coal mines of explosive gasses;

•	Respiratory protection and support including self rescue breathers, breathable oxygen sources and industrial Self Contained Breathing Apparatus or S.C.B.A.’s so that workers can get to safety in compromised atmospheres;

•	Explosion proof safety boxes for controllers, power supplies and batteries to keep equipment from initiating an explosion;

•	As well as various helmet headlamps, temperature and pressure monitoring systems.
About RAE Systems
RAE Systems is a leading global provider of rapidly deployable sensor networks that enable customers to identify safety and security threats in real time. Products include multi-sensor chemical detection, wireless gas detection, radiation and digital video monitoring networks for energy production and refining, industrial and environmental safety, and public and government first responder security sectors. RAE Systems’ products are used in over 65 countries by many of the world’s leading corporations and by many U.S. government agencies. For more information about RAE Systems, please visit www.RAESystems.com.

Safe Harbor Statement
This press release may contain “forward-looking” statements, as that term is used in Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include, without limitation: expressions of “belief,” “anticipation,” or “expectations” of management; statements as to industry trends or future results of operations of RAE Systems and its subsidiaries; and other statements that are not historical fact. These types of statements address matters that are subject to risks and uncertainties, which could cause actual results to differ materially. Factors that could cause or contribute to such differences include, but are not limited to, the general economic and industry factors and receptiveness of the market to RAE Systems and its products. In addition, our forward-looking statements should be considered in the context of other risk factors discussed in our filings with the Securities and Exchange Commission, including but not limited to our annual report on Form 10-K and Form 10-Q filings, available online at http://www.sec.gov. All forward-looking statements are based on information available to the company on the date hereof, and the company assumes no obligation to update such statements.
[Tables to Follow]

RAE Systems Inc.
Condensed Consolidated Balance Sheets
(in thousands, except per share amounts)

	June 30,	December 31,
	2007	2006
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$10,434	$18,119
Short-term investments	—	3,248
Trade notes receivable	1,649	1,977
Accounts receivable, net of allowance for doubtful accounts of $1,400 and $843, respectively	18,536	16,966
Accounts receivable from affiliate	206	154
Inventory	16,533	15,382
Prepaid expenses and other current assets	4,100	2,530
Income tax receivable	772	968
Deferred tax assets	994	935

Total Current Assets	53,224	60,279

Property and Equipment, net	15,635	15,120
Intangible Assets, net	5,445	5,304
Goodwill	4,520	3,760
Long Term Deferred Tax Assets	3,401	3,402
Other Long Term Assets	1,690	648
Acquisition in Progress	—	820
Investment in Unconsolidated Affiliate	346	420

Total Assets	$84,261	$89,753

Liabilities, Minority Interest in Consolidated Entities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$6,528	$7,187
Accounts payable to affiliate	217	360
Payable to Fushun shareholder	1,774	3,926
Bank line of credit	2,024	—
Accrued liabilities	7,936	8,793
Notes payable — related parties	657	822
Income taxes payable	—	520
Current portion of deferred revenue	1,972	2,030

Total Current Liabilities	21,108	23,638

Deferred Revenue, net of current portion	613	736
Deferred Tax Liabilities	446	438
Other Long Term Liabilities	1,337	1,045
Long Term Notes Payable — Related Parties	3,074	3,222

Total Liabilities	26,578	29,079

Commitments and Contingencies
Minority Interest in Consolidated Entities	4,553	4,495
Shareholders’ Equity:
Common stock, $0.001 par value; 200,000,000 shares authorized; 59,306,887 and 59,274,596 shares issued and outstanding, respectively	59	59
Additional paid-in capital	59,942	58,828
Accumulated other comprehensive income	2,005	1,245
Accumulated deficit	(8,876)	(3,953)

Total Shareholders’ Equity	53,130	56,179

Total Liabilities, Minority Interest in Consolidated Entities and Shareholders’ Equity	$84,261	$89,753

RAE Systems Inc.
Condensed Consolidated Statement of Operations
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net Sales	$20,093	$15,901	$38,080	$28,327

Cost of Sales	10,077	7,439	18,903	13,155

Gross Profit	10,016	8,462	19,177	15,172

Operating Expenses:
Sales and marketing	6,328	4,420	11,681	8,491
Research and development	1,893	1,453	3,665	2,726
General and administrative	4,053	3,033	9,239	6,002
Loss on abandonment of lease	16	—	(596)	—

Total Operating Expenses	12,290	8,906	23,989	17,219

Loss from Operations	(2,274)	(444)	(4,812)	(2,047)

Other Income (Expense):
Interest income	55	260	119	434
Interest expense	(84)	(65)	(153)	(86)
Other, net	70	138	85	166
Equity in loss of unconsolidated affiliate	(57)	(117)	(75)	(181)

Total Other Income (Expense)	(16)	216	(24)	333

Loss Before Income Taxes and Minority Interest	(2,290)	(228)	(4,836)	(1,714)

Income tax (benefit)/expense	184	(305)	(23)	(484)

Loss Before Minority Interest	(2,474)	77	(4,813)	(1,230)
Minority interest in loss of consolidated subsidiaries	18	(131)	39	145

Net Loss	$(2,456)	$(54)	$(4,774)	$(1,085)

Basic Loss Per Common Share	$(0.04)	$(0.00)	$(0.08)	$(0.02)

Diluted Loss Earnings Per Common Share	$(0.04)	$(0.00)	$(0.08)	$(0.02)

Weighted-average common shares outstanding — Basic	58,769,349	58,112,766	58,763,539	58,007,469
Dilutive effect of employee stock plans	—	—	—	—

Weighted-average common shares outstanding — Diluted	58,769,349	58,112,766	58,763,539	58,007,469